Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274266) and Form S-8 (Nos. 333-196903 and 333-264592) of our report dated July 26, 2024, except for Discontinued Operations in Note 11 and Business Segment, Geographic and Customer Information in Note 13, as to which date is April 14, 2025, relating to the consolidated financial statements of Pioneer Power Solutions, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

Saddle Brook, NJ

April 14, 2025